Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARCH CAPITAL GROUP LTD.

The following Amended and Restated Certificate of Incorporation of Arch Capital Group Ltd. (the “Corporation”) (i) amends and restates the provisions of the Certificate of Incorporation of Arch Capital Group Ltd. originally filed with the Secretary of State of Delaware on March 20, 1995 under the name Risk Capital Re, Inc. and (ii) supersedes the original Certificate of Incorporation and all prior amendments and restatements thereto in their entirety.

1.             Name.  The name of the corporation is ARCH CAPITAL GROUP (U.S.) INC.

2.             Purposes.  The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

3.             Registered Office.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware.  The name of its registered agent at such address is The Corporation Trust Company.

4.             Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is:  1,000 shares of Common Stock, par value $.01 per share.

5.             Board of Directors.  The exact number of directors shall be fixed, and may be increased or decreased from time to time in such manner as may be prescribed by the By-Laws of the Corporation.  The election of directors need not be by written ballot unless the By-Laws so provide.

6.             Make, Alter or Repeal By-Laws.  The Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

7.             Amendment and/or Repeal of Certificate.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8.             Director’s Liability.  No director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended.  No amendment to or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.  Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing under this Certificate of Incorporation.

9.             Indemnification.  The Corporation may indemnify, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-Laws of the Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

10.           Reorganization.  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

IN WITNESS WHEREOF, this Certificate has been duly executed by the undersigned this 9th day of November 2000.

By:	/s/ Peter A. Appel
Name: Peter A. Appel
Title: President & Chief Executive Officer